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                                                                      EXHIBIT 11

                        PERITUS SOFTWARE SERVICES, INC.

             STATEMENT RE COMPUTATION OF NET LOSS PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                              Three Months Ended           SIX MONTHS ENDED
                                                          --------------------------  --------------------------
                                                                   JUNE 30,                    JUNE 30,
                                                          --------------------------  --------------------------
                                                              1999          1998          1999          1998
                                                          ------------  ------------  ------------  ------------
Net loss, as reported....................................     $  (528)      $(1,839)      $(2,487)      $(5,197)
Net loss attributable to common stockholders.............     $  (528)      $(1,839)      $(2,487)      $(5,197)
                                                              -------       -------       -------       -------
Weighted average shares outstanding-Basic and Diluted....      16,381        16,179        16,363        16,082
Net loss per share:
  Basic..................................................     $ (0.03)      $ (0.11)      $ (0.15)      $ (0.32)
                                                              =======       =======       =======       =======
  Diluted................................................     $ (0.03)      $ (0.11)      $ (0.15)      $ (0.32)
                                                              =======       =======       =======       =======
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